Exhibit 10.19.7

2011 DECLARATION OF AMENDMENT TO

OLD DOMINION FREIGHT LINE, INC. PHANTOM STOCK PLAN

THIS 2011 DECLARATION OF AMENDMENT, is made effective as of the 17th day of May, 2011, by Old Dominion Freight Line, Inc. (the “Company”), to the Company’s Phantom Stock Plan, as amended and restated effective January 1, 2009 and as further amended effective May 18, 2009 (the “Plan”).

R E C I T A L S:

WHEREAS, the Board of Directors of the Company has deemed it advisable to amend Section 5.4 of the Plan to give the Administrator (as defined in the Plan) discretion to modify the schedule for vesting (but not distribution) of phantom stock awards in appropriate circumstances; and

WHEREAS, the Company desires to evidence such amendment by this Declaration of Amendment.

NOW, THEREFORE, IT IS DECLARED that upon approval of this Declaration of Amendment by the Board of Directors on May 17, 2011, the Plan shall be and hereby is amended as follows:

1. Amendment to Section 5.4. Section 5.4 (“Vesting”) of the Plan is hereby amended by deleting in its entirety Section 5.4 of the Plan in its current form and substituting therefor the following:

5.4. Vesting. Unless the Administrator determines otherwise, the following provisions shall apply: Each Award shall vest on the earlier to occur of the following:

(i) the date of a Change of Control;

(ii) the fifth anniversary of the Grant Date of such Award, provided that the Participant is employed by the Company on such date;

(iii) the date of the Participant’s death while employed by the Company;

(iv) the date of the Participant’s Total Disability; or

(v) the date the Participant attains age 65 while employed by the Company.

Except as otherwise determined by the Administrator, any Award which is not vested upon the date of a Participant’s termination of employment with the Company shall be forfeited, and no payment shall be made thereon. Notwithstanding the foregoing, if a Participant’s employment is terminated before attaining age 55 for any reason other than death or Total Disability, or at any time For Cause, the Participant shall forfeit all Awards (both vested and unvested) outstanding as of the date of such termination of employment and no payments shall be made thereon. If the Participant engages in a Competitive Activity, he shall forfeit the right to receive payments with respect to an Award as provided in Section 6.4. Notwithstanding the preceding provisions of Section 5.4, the Administrator shall have authority to modify and/or accelerate the vesting of Awards (but not to accelerate or modify the distribution of benefits related to Awards, unless otherwise permitted under Code Section 409A). The determination whether to modify and/or accelerate vesting of an Award shall be made in the Administrator’s sole discretion, and, if the Administrator elects to modify and/or accelerate the vesting of an Award with respect to a Participant, neither the Participant nor any other Participant shall have any right to accelerated or modified vesting with respect to any other Award.

2. Continued Effect. Except as set forth herein, the Plan shall be unchanged and shall remain in full force and effect.

IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of Old Dominion Freight Line, Inc. effective as of the day and year first above written.

OLD DOMINION FREIGHT LINE, INC.

BY:	/s/ David S. Congdon
David S. Congdon President and Chief Executive Officer

ATTEST:

/s/ Joel B. McCarty, Jr.
Joel B. McCarty, Jr. Secretary

[Corporate Seal]